Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Blaine Willenborg, Vice President of Business Development and Capital Markets

Andrew Spodek, Chief Executive Officer and Director

Jeremy Garber, President, Treasurer, and Secretary

Matt Brandwein, Chief Accounting Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Rob Stevenson, Janney Montgomery Scott, LLC

Craig Kucera, B. Riley FBR

P R E S E N T A T I O N

Operator:

Good day, and welcome to the Postal Realty Trust, Inc. Third Quarter 2019 Earnings Conference Call.

All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero. After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Blaine Willenborg, Vice President of Business Development and Capital Markets. Please go ahead.

Blaine Willenborg:

Thank you. Good morning, everyone, and welcome to the Postal Realty Trust third quarter earnings conference call.

On the call today, we have Andrew Spodek, Chief Executive Officer; Jeremy Garber, President, and Matt Brandwein, Chief Accounting Officer.

Please note the use of forward-looking statements by the Company on this conference call. Statements made on this call may include statements which are not historical facts and are considered forward-looking. The Company intends these forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is making this statement for purpose of complying with those Safe Harbor provisions.

Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond the Company's control, including, without limitation, those contained in the Company’s 10-Q for the quarterly period September 30, 2019 and its other Securities and Exchange Commission filings. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additionally, on this conference call the Company may refer to certain non-GAAP financial measures such as funds from operations and adjusted funds from operations. You can find a tabular reconciliation of these non-GAAP financial measures to the most currently comparable GAAP numbers in the Company's earnings release and in filings with Securities and Exchange Commission. Additionally, information may be found on the Investor Relations page of the Company's website at www.postalrealtytrust.com.

I would now like to turn the call over to Andrew Spodek, Chief Executive Officer of Postal Realty Trust.

Andrew Spodek:

Good Morning and thank you for joining Postal Realty Trust’s third quarter call. Let me start our call with a brief review of our business.

We are an internally managed REIT with a focus on acquiring and owning properties leased to the United States Postal Service. As of today, we own 366 properties in 43 states. Our portfolio is 100% leased and provides stable returns. Over the last ten years, we have achieved a renewal rate of approximately 98% through our owned and managed properties.

The overall opportunity for consolidation that exists in the sector is very attractive. There are approximately 23,000 leased postal properties throughout the country. These 23,000 properties generate approximately $1 billion in gross annual rent, which we estimate to be over a $10 billion opportunity. The market is highly fragmented with 16,000 post offices owned by single asset owners.

We continue to execute our strategy to acquire and consolidate postal properties that generate strong earnings and ultimately grow shareholder value.

With that as the background, I’m pleased to report a successful quarter executing on our plan. We are excited to see our story beginning to resonate with postal owners. We believe our flexibility structuring transactions to meet the needs of sellers, including the use of OP units, will continue to help us secure and complete both small and large transactions moving forward.

As we previously communicated, we entered into definitive agreements to acquire a 113-property portfolio for approximately $32 million, $14 million of which were OP Units priced at $17 a share. To date we’ve closed 22 of these, bringing our total acquisitions since IPO to 95 properties for $28.5 million. We anticipate closing the remaining 91 of the 113 properties by the end of the year.

We have also entered into definitive agreements on seven additional properties for approximately $4 million. We expect these properties to close in the near future.

To support our growth, we obtained a $100 million senior revolving credit facility that may be expanded to $200 million through an accordion feature.

Over all the years of owning, acquiring, and operating postal assets, we have never seen a pipeline and response from the postal community this robust. Our access to capital, and ability to source, underwrite, and close new properties, enabled us to construct a highly accretive portfolio of properties, which will generate value for both postal owners and shareholders alike.

I’ll now turn the call over to Jeremy to discuss our third quarter results.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Jeremy Garber:

Thank you Andrew. Let me jump in to discuss our portfolio and financial results in greater detail.

During the third quarter, we closed on 18 properties for approximately $11 million, totaling 112,000 square feet with an average rental rate of $9.49 per square foot. Subsequent to the third quarter, we closed on an additional 77 properties, totaling approximately 170,000 square feet with an average rental rate of $9.57 per square foot. These properties were purchased at a price of $17.5 million.

Combined with the 18 properties and the 17 properties acquired, we have closed 95 properties year-to-date which has increased our annual rental revenue to $11.1 million.

Moving on to our financial results, FFO for the quarter was $0.10 per share and AFFO for the quarter was $0.145 per share.

As we discussed, the Company entered into a $100 million senior revolving credit facility with a four-year term through September 2023. This floating rate facility carries an interest rate of one-month LIBOR plus a range of 170 to 240 basis points, each dependent on a consolidated leverage ratio.

Lastly, on November 5, we declared a third quarter dividend of $0.14 per share which translates to a 3.3% yield based off of our IPO stock price of $17.00 per share. Given the high credit quality of our tenant and the stability and recurring nature of our cash flow, we believe that we have a highly visible and predictable income stream.

On behalf of Andrew and myself and the entire team, thank you for joining us today. With that, we will open up the call to questions.

Operator:

Thank you. We will now begin the question-and-answer session. To ask a question, you may press star, then one on your touchtone phone. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Jeremy Garber:

Operator, before we take the first question, I just want to correct a number that may have been misspoken in my prepared remarks. I meant to say that we acquired 77 properties subsequent to the quarter, not 17, for a total of 95 properties year-to-date.

With that, we will take our first question.

Operator:

The first question today comes from Rob Stevenson of Janney Montgomery Scott. Please go ahead.

Rob Stevenson:

Good morning, guys. In the release, you guys talk about the $5.1 million of revenue on the $56.4 million of acquisitions. Obviously this release was put in place before you got a hold of them. How significant are the expenses on here, because the $5.1 million implies like a 9% cap rate on revenue; how much more is it on NOI or are these all triple nets with very little expenses?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Jeremy Garber:

Yes, Rob, thank you for joining us this morning. Again, the type of leases that we’ve historically engaged in are the typical USPS lease. We don’t see any significant change in the expense ratio on acquired properties than properties we’ve historically owned, so I wouldn’t model in any change in terms of the expense ratios that we’ve articulated historically.

Rob Stevenson:

Okay. Then you guys had $17 million drawn on the line of credit at September 30. How much is drawn down today; is it just that $17 million plus the incremental $17 million that you guys closed in the fourth quarter? Were there some stock or units in those acquisitions that makes the line of credit balance less at this point?

Jeremy Garber:

We did draw down an additional $20 million in this quarter, and that will fund the borrower transaction that we had disclosed and additional transactions in the pipeline that we anticipate closing in the fourth quarter.

Rob Stevenson:

Okay. Then last one for me, you’re doing OP units on this big transaction. How high is the interest level right now in taking units from prospective sellers; and sort of what is your sort of threshold? I assume that you guys aren’t going to be going through the headaches of issuing units for a $500,000 acquisition, but, can you talk about sort of where you guys sort of set the bar in terms of threshold and then what the interest level is on prospective sellers to you guys?

Andrew Spodek:

Sure, Rob. This is Andrew. We have interest from a number of sellers as it relates to the possibility of taking back units. We’ve set the bar at a few million dollars currently, but it really more depends on the seller in the portfolio than the dollar amount. You’re correct; on the smaller purchases and the one-off buildings it’s not something that we are offering.

Rob Stevenson:

Okay. Thanks, guys. Appreciate it.

Andrew Spodek:

Pleasure. Thank you.

Operator:

Again, if you have a question please, press star then one.

The final question today comes from Craig Kucera of B. Riley FBR. Please go ahead.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Craig Kucera:

Hey, good morning, guys. Appreciate the color on the acquisitions that you closed already this quarter kind of a range, but from a modeling perspective it appears that what was closed earlier was closer to a 9% cap. How should we think within that range; is it right down the middle or maybe towards the high-end of that range?

Blaine Willenborg:

The properties that we acquired was closer to the higher end of the range. That being said, on a go-forward basis, modeling around the middle of the range from a 7% to a 9% cap would be appropriate.

Craig Kucera:

Got it. The dividend this quarter clearly raised to $0.14, about 96% AFFO payout. I know the goal here is that you acquire properties, to push that dividend up to $0.255 or so on a quarterly basis, but should we expect sort of an elevated payout ratio until you get to that point or is there any thought on how the Board is looking at the dividend as you kind of ramp up the portfolio to eventually pay that $0.255?

Jeremy Garber:

So, yes, exactly; the goal is to be paying out the AFFO figures until we reach the target that we had articulated. The Board is and has been taking a conservative approach. As we ramp up, as you know, the acquisitions are driving our AFFO distribution opportunity. I couldn’t speak for the Board in terms of what their plan is for the next quarter in terms of a distribution, but, again, we’re trending towards our goal for the $1.02 on a run rate for 6/30/20.

Craig Kucera:

Got it. One more for me, I think in your prepared comments you noted that you had moved towards another $4 million or so of properties. Is that a component of the definitive agreements to acquire the 98 properties that you have in your press release or is that incremental to that?

Jeremy Garber:

No. It’s the combined.

Craig Kucera:

Okay. All right. Thank you very much.

Andrew Spodek:

Thank you.

Operator:

This does conclude our question-and-answer session. I would like to turn the conference back over to Andrew Spodek for any closing remarks.

Andrew Spodek:

I just want to thank everybody that dialed in to listen to our earnings call. We appreciate everybody’s support. If anybody has any questions offline, always feel free to call us. Thank you very much for joining us.

Operator:

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

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